Exhibit 10.18
TECHNOLOGY TRANSFER AGREEMENT
     This Technology Transfer Agreement (this “Agreement”) is entered into as of June 16, 1994, by and between Gregory A. Demopulos, M.D. (“Demopulos”) and Omeros Medical Systems, Inc., a Washington corporation (“Omeros”).
     Demopulos, along with Stephen A. Yencho, Ph.D., P.E. (“Yencho”), is the inventor of certain technology relating to the surgical repair of lacerated or ruptured anatomic soft tissues (as further described below, the “Technology”). Demopulos desires to transfer all his right, title and interest in and to the Technology to Omeros for further research, development and commercialization, and Omeros desires to obtain ownership of and other rights in the Technology for such purpose.
     For good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, the parties agree:
     1. Definitions. The following definitions apply whenever the specified terms are used in this Agreement or in any attachments to this Agreement:
          a. “Confidential Information” means confidential information relating to the Technology, now existing or hereafter arising, including without limitation, research, developments, inventions, technical data, any type of product development, and any and all other processes, formulae, marketing plans or proposals, customer lists or other customer information, financial information, or any observations, data, written material, records or documents. Confidential Information includes any such information whether or not such information was developed, devised or otherwise created in whole or in part by the efforts of Demopulos or Omeros. Confidential Information shall not include a matter of public knowledge, unless such matter become public knowledge as a result of unauthorized disclosure to the general public, or the combination of such matters would amount to Confidential Information. In any dispute over whether information is Confidential Information for purposes of enforcement of this Agreement, it shall be the burden of Demopulos to show that such contested information is neither confidential nor a Trade Secret.
          b. “Intellectual Property Rights” mean all intellectual property rights arising under federal, state or common law and relating to the Technology, including without limitation Patent Rights and Know-How.
          c. “Know-How” means all information, now existing or hereafter acquired, known to Demopulos and related in any way to the Technology, including without limitation, information directly or indirectly related to any formula, method, procedure, process, composition of matter, design, material, or other subject matter that contributes in whole or in part to the present or future commercial development, exploitation, utilization or understanding of the Technology. Know-How also includes, without limitation, the following: (a) any Confidential Information; (b) any information relating in any way to the Technology that may result from further research sponsored in whole or in part by Omeros; and (c) any information relating to the Technology, whether or not such information was developed, devised or otherwise created in whole or in part by the efforts of Demopulos or Omeros and whether or not it is a matter of public knowledge.
          d. “New Invention” means any invention, discovery, concept, idea, information or improvement, whether or not patentable, that is (i) made, developed or conceived in whole or in part while Demopulos is an employee, agent, officer, director, or shareholder of Omeros, and (ii) is derived from the Technology.
          e. “Patent Rights” mean the rights of Demopulos to any and all matter claimed in or disclosed by any and all present and future letters patent, pending applications for patents and other legal rights applied for by or granted to Demopulos, alone or with another or others, as inventor or co-inventor in any country with respect to or in connection with the Technology, and any and all divisions, continuations, continuations-in-part, reissues, substitutions, re-examinations, extensions and renewals arising therefrom or issuing thereon. Without limiting the generality of the foregoing, Patent Rights include without limitation, any and all foreign rights related to, derived from, or claiming priority from U.S. Patent Rights.
          f. “Technology” means that certain technology developed in whole or in part by Demopulos and related to the surgical repair of lacerated or ruptured anatomic soft tissues, including but not limited to tendons and/or ligaments, which technology currently includes and is embodied by a surgical device commonly referred to as the “Tendon Splice” along with related application instruments. Without limiting the generality of the foregoing, the Technology shall include, without limitation, all related advances or improvements, whether or not patentable.
          g. “Trade Secrets” mean any and all Confidential Information within the definition of that term as set forth in RCW Chapter 19.108.
     2. Transfer of Technology.
          a. Present Technology. Demopulos hereby irrevocably sells, assigns, conveys and otherwise transfers to Omeros all right, title and interest in and to the Technology, Know-How, Patent Rights, and other Intellectual Property Rights, which right, title, and interest he now possess or may hereafter acquire. Such transfer hereby includes, without limitation, all right, title and interest of Demopulos in and to the Patent Rights, and any and all existing records that contain Know-How. Upon execution of this Agreement, Demopulos shall execute an Assignment of Patent Rights in the form attached hereto as Exhibit A, and shall identify for Omeros any and all existing records that contain Know-How. Demopulos and Omeros jointly shall determine which of such records shall be delivered to Omeros as originals or as copies, and such records shall be identified and categorized in writing no later than thirty (30) days after execution of this Agreement. Demopulos shall then transfer and deliver to Omeros all such records that contain Know-How in a form reasonably understandable by any physician or scientist generally knowledgeable of methods of tendon surgery. Upon such transfer and delivery, such records shall be the property of Omeros and shall be under Omeros’ exclusive control. Thereafter, on a timely basis, but not less than quarterly, Demopulos shall develop, produce, deliver to Omeros and maintain permanent records, in writing or otherwise, that set forth Know-How in a form reasonably understandable by any physician or scientist generally knowledgeable of relevant surgical methods.

          b. Future Developments. Demopulos acknowledges that title to any and all New Inventions shall immediately vest in Omeros. Immediately upon the development of any New Invention, Demopulos shall disclose such New Invention to Omeros in writing. From time to time, Demopulos shall execute such documents as Omeros may reasonably require to evidence assignment to Omeros of all right, title, and interest in and to such New Inventions.
          c. Other Inventions. Pursuant to RCW 49.44.150, Demopulos shall disclose to Omeros all inventions being developed by Demopulos for the purpose of determining whether such inventions are New Inventions or Other Inventions. If Demopulos receives any bona fide offer to transfer all or any portion of any Other Invention, Demopulos immediately shall disclose to Omeros the nature of such Other Invention and the terms of such offer. For a period of at least ten (10) years, Omeros will not at any time, without the express prior written consent of Demopulos, disclose or otherwise make known or available to any person, firm, corporation or other entity, nor shall Omeros use for its own account, any such Other Invention so disclosed by Demopulos.
     3. Covenant Not to Disclose. For a period of at least ten (10) years, Demopulos shall not at any time, without the express prior written consent of Omeros, disclose or otherwise make known or available to any person, firm, corporation or other entity, or use for their own account, any Confidential Information. Both Demopulos and Omeros shall utilize reasonable procedures to safeguard Confidential Information, including releasing Confidential Information to employees of Omeros only on a “need-to-know” basis.
     4. Consideration. The shares of the common stock of Omeros being issued to Demopulos as of the date of this Agreement shall constitute consideration for the transfer of rights described in Section 2 above, for Demopulos’ covenant not to disclose Confidential Information, and for other covenants and promises made by Demopulos hereunder.
     5. Specific Performance. Demopulos and Omeros acknowledge that (a) the covenants set forth in Sections 2 and 3 are essential elements of the transactions contemplated in this Agreement, that, but for the agreement of the parties to comply with such covenants, neither Demopulos nor Omeros would have entered into such transactions, and that each party has consulted with counsel and has been advised in all respects concerning the reasonableness of such covenants as to scope and limit of time; (b) the nonbreaching party will not have any adequate remedy at law if the other party violates the terms of Section 2 or 3 or fails to perform any of its other obligations hereunder; and (c) the nonbreaching party shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction temporary, preliminary and permanent injunctive relief to restrain any breach or threatened breach, or otherwise to specifically enforce, any of such covenants or any other obligations if the breaching party fails to perform any of its obligations under this Agreement.
     6. Right to Repurchase Technology. In the event that Omeros either (a) files for liquidation under Chapter 7 of the United States Bankruptcy Act, or (b) undertakes a voluntary dissolution, liquidation and termination (except in connection with a merger, reorganization, consolidation or sale of assets), Demopulos shall have the right, along with co-inventor Yencho, to repurchase the Technology from Omeros for a price equal to the then-current fair market value of the Technology. If the parties are unable to agree upon the fair market value of the Technology within thirty (30) days after the filing or undertaking described above, then such value shall be established by the appraisal of a qualified, mutually acceptable independent appraiser. In the event the parties are unable to agree upon an appraiser within sixty (60) days after the filing or undertaking described above, then Demopulos and Omeros each shall select an independent appraiser, and the two appraisers shall select a third independent appraiser. The three appraisers shall conduct such appraisal proceeding in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect, and the decisions of the appraisers shall be delivered to the parties not later than four months after the commencement of such appraisal proceeding. All such appraisal proceedings shall take place in Seattle, Washington and all results of such proceedings shall be binding on Demopulos and Omeros. All appraisal expenses shall be paid by Demopulos. Demopulos’ rights to repurchase the Technology under this Section 6 are subject to the similar rights of co-inventor Yencho, with whom Omeros executed an agreement substantially similar hereto. In the event that both Demopulos and Yencho desire to exercise their respective rights to repurchase the Technology, those parties shall be responsible for negotiating between themselves their individual rights and obligations with regard to such transfer, and Demopulos and Yencho shall exercise their rights jointly in any transaction involving Omeros.
     7. Severability. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Demopulos and Omeros agree and stipulate that the covenants set forth in Sections 2, 3 and 6 are fair and reasonably necessary for the protection of their protectable interests. In the event a court of competent jurisdiction should decline to enforce any provision of Sections 2, 3 or 6, Sections 2, 3 or 6 shall be deemed to be modified to the minimum extent which the court shall find enforceable.
     8. Miscellaneous.
          a. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only, and shall not control or affect the meaning or construction of any provisions hereof.
          b. Waiver of Breach. Neither the waiver of any breach of any provision of this Agreement, nor failure to enforce any provision hereof, shall operate or be construed as a waiver of any subsequent breach by either party.
          c. Disputes. In any litigation or dispute arising out of this Agreement, the substantially prevailing party will be entitled to recover, in addition to other relief granted, all reasonable costs and attorneys’ fees, including such costs and fees on appeal.
          d. Rights Cumulative. The provisions of this Agreement shall not be construed as limiting any rights or remedies that either party may otherwise have under applicable law.
          e. Governing Law. The rights and obligations under this Agreement shall in all respects be governed by the laws of the State of Washington. This Agreement is intended to supplement and not to supersede the rights of the parties under the Uniform Trade Secrets Act, as adopted by the State of Washington.
          f. Integration. This Agreement as herein written constitutes the entire understanding between the parties pertaining to the subject matter contained in it, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect whatsoever, except by a writing duly executed by the parties.
DATED as of June 16, 1994.

/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.

Omeros Medical Systems, Inc.

By	/s/ H. Raymond Cairncross

H. Raymond Cairncross, Its V.P.

EXHIBIT A
PATENT RIGHTS ASSIGNMENT
     FOR VALUE RECEIVED, I, Gregory A. Demopulos, M.D., hereby sell, assign and transfer unto Omeros Medical Systems, Inc., a Washington corporation (“Omeros”) as assignee, and its successors, assigns and legal representatives, the entire right, title and interest, for all countries in and to certain inventions associated with certain technology related to the surgical repair of lacerated or ruptured anatomic soft tissues, as more particularly described in that certain Technology Transfer Agreement between Omeros and me, dated as of June 16, 1994, and all the rights and privileges under any and all letters patent that may be granted therefor.
     I request that any and all patents for said inventions be issued to said assignee, its successors, assigns and legal representatives, or to such nominees as it may designate.
     I agree that, when requested, I will, without charge to said assignee but at its expense, sign all papers, take all lawful oaths, and do all acts which may be necessary, desirable or reasonably appropriate for securing and maintaining patents for said inventions in any and all countries and for vesting title thereto in said assignee, its successors, assigns and legal representatives or nominees.
     I authorize and empower the said assignee, its successors, assigns and legal representatives or nominees, to invoke and claim for any application for patent or other form of protection for said inventions filed by it or them, the benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it, and to invoke and claim such right of priority without further written or oral authorization from us.
     I hereby consent that a copy of this assignment shall be deemed a full legal and formal equivalent of any assignment, consent to file or like document which may be required in any country for any purpose and more particularly in proof of the right of the said assignee or nominee to claim the aforesaid benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it.

     I covenant with said assignee, its successors, assigns and legal representatives, that the rights and property herein conveyed are free and clear of any encumbrance, and that we have full right to convey the same as herein expressed.
     SIGNED AT Seattle, Washington, as of the 16th day of June, 1994.

/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.

Witnessed and Accepted:
Omeros Medical Systems, Inc.

By	/s/ H. Raymond Cairncross

H. Raymond Cairncross, Its V.P.